For Release July 26, 2012
1:01 p.m. Pacific

Clearwire Reports Second Quarter 2012 Results

•	Raises Guidance for 2012 Revenue and Adjusted EBITDA

•
Second Quarter 2012 Revenue of $316.9 Million – Down (2)% Year Over Year From Second Quarter 2011 Revenue of $322.6 Million and Up 8% Year Over Year from Pro Forma Second Quarter 2011 Revenue of $293.7 Million

•	Aggregate Wholesale 4G Usage Increased 50% Year Over Year in Second Quarter 2012

•	Expands China Mobile Relationship with MOU for First International TDD-LTE Roaming Arrangement and Further Advances Global TDD-LTE Ecosystem with Qualcomm and Sequans

BELLEVUE, Wash. – July 26, 2012 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for second quarter 2012.
"Every day wireless users become increasingly dependent on their highly capable 4G devices at a time when many in our industry are questioning whether their 4G networks can keep pace," said Erik Prusch, President and CEO of Clearwire. "Network congestion and capacity issues have already forced most major operators to curb usage through data caps or speed limits, and the 4G boom has only just begun. We believe Clearwire's unmatched spectrum portfolio and LTE roadmap are keys to unlocking the value of our deep capacity resources and uniquely position us to meet the short and long term needs of consumers and wholesale carrier partners."
"Clearwire is able to operate on a single bandwidth in approximately 160Mhz of spectrum on average in top 100 markets where capacity constraints are most likely to emerge [for other carriers]," said John Byrne, Research Director for Wireless Infrastructure at IDC. "As a result, Clearwire has the capability to offer greater capacity and better network performance by virtue of a significantly fatter pipe. With several Tier One operators already seeing a point in the not too distant future at which their existing LTE capacity is fully loaded, wholesale partnerships provide the ability to augment capacity in the most constrained markets."
Second quarter 2012 revenue declined slightly year over year to $316.9 million primarily due to a year over year decline in wholesale revenue. Second quarter 2012 wholesale revenue of $117.6 million, was sequentially flat as compared to first quarter 2012 wholesale revenue of $117.8 million, and down (11)% year over year despite a 50% increase in wholesale usage over the same period, primarily due to prior period wholesale revenue adjustments in second quarter 2011 which resulted from the April 2011 Sprint agreement. As compared to pro forma second quarter 2011 revenue of $293.7 million, which excludes the impact of these prior period adjustments, second quarter 2012 revenue increased 8% reflecting the fixed wholesale WiMAX revenue terms of the November 2011 Sprint agreement which took effect in 2012. Retail and other revenue increased 4% year over year to $199.4 million in second quarter 2012. Retail ARPU for second quarter 2012 was $46.12, representing a $(1.47) year over year decline as compared to $47.59 in second quarter 2011 primarily due to lower equipment lease and activation revenue under the new no-contract offering as well as a one-time benefit recognized in the prior year period, offset partially by fewer promotional discounts in second quarter 2012 as compared to the prior year period.
Clearwire ended second quarter 2012 with approximately 11.0 million total subscribers, up 43% from 7.6 million subscribers in second quarter 2011. The subscriber base consists of 1.3 million retail subscribers and 9.6 million wholesale subscribers, reflecting 8,000 retail and 34,000 wholesale net subscriber losses during second quarter 2012. Wholesale subscribers consist primarily of Sprint 3G/4G smartphone customers.
Second quarter 2012 aggregate network usage by wholesale customers increased 50% compared to second quarter 2011, driven primarily by growth in aggregate smartphone usage, which increased 101% over the same period.
Retail cost per gross addition (CPGA) was $226 in second quarter 2012 compared to $313 in second quarter 2011. The year over year improvement is primarily due to lower retail selling expenses associated with our recently launched no-contract offering as well as a lower cost structure resulting from our cost cutting initiatives in 2011. Retail churn was 4.4% in second quarter 2012, up from 3.9% in second quarter 2011. The increase in churn is primarily due to an increase in subscribers on no-contract plans, which were fully launched in first quarter 2012.
Adjusted EBITDA in second quarter 2012 was a loss of $(34.4) million, representing a $45.2 million improvement when compared to second quarter 2011 Adjusted EBITDA loss of $(79.6) million.
Second quarter 2012 reported net loss from continuing operations attributable to Clearwire was $(143.2) million, or $(0.28) per basic share as compared to $(160.5) million, or $(0.65) per basic share, respectively in the prior year period. Including the effects of discontinued operations, second quarter 2012 reported net loss attributable to Clearwire was $(145.8) million, or $(0.29) per basic share as compared to $(168.7) million or $(0.68), respectively in the prior year period.
At the end of second quarter 2012, Clearwire operated networks in the U.S. covering areas where approximately 136 million people reside, including approximately 134 million people in markets where we provide 4G services, slightly higher than the prior year period when the networks covered areas where approximately 135 million people resided, including approximately 132 million people in 4G markets.
2012 Revenue and Adjusted EBITDA Outlook
For full year 2012 Clearwire expects total revenue of $1.20 to $1.30 billion, representing a $50 million increase (at the midpoints) to previous guidance of $1.15 to $1.25 billion. The company also expects 2012 Adjusted EBITDA loss of approximately $(175) to $(225) million, representing a $100 million improvement (at the midpoints) to previous guidance of $(250) to $(350) million.

Global TDD-LTE Ecosystem Continues Expanding with China Mobile, Qualcomm, Sequans
Clearwire continues to be a leader in the development of the global TDD-LTE ecosystem, which the company expects to offer important competitive advantages in the years ahead. Clearwire announced last week that the company has signed a memorandum of understanding with China Mobile that will lay the foundation for TDD-LTE roaming between two of the largest wireless markets in the world, China and the United States.

In addition, during the second quarter Clearwire announced plans with Qualcomm and Sequans to add support of TDD-LTE in future LTE products from both companies.

Results of Continuing Operations
Cost of goods and services and network costs (COGS) in second quarter 2012 decreased 48% to $224.4 million compared to $433.4 million for second quarter 2011. These amounts include non-cash charges for network equipment reserves and other write-downs of $11.1 million and $214.6 million in second quarters 2012 and 2011, respectively, and other non-cash network-related charges of $39.8 million and $37.8 million in second quarters 2012 and 2011, respectively. The decrease in non-cash charges for network equipment reserves in second quarter 2012 was primarily due to a decline in write-downs of network equipment no longer required for deployment or sparing as we solidified our LTE network plans. Excluding non-cash expenses, COGS decreased 4% year over year primarily due to a decrease in the number of tower leases resulting from cost savings actions taken in 2011.
Selling, general and administrative (SG&A) expense in second quarter 2012 decreased 23% to $137.7 million compared to $178.2 million in second quarter 2011. The decrease is primarily attributable to actions taken in conjunction with Clearwire's cost cutting initiative in 2011 including lower employee-related expenses resulting from headcount reductions and outsourcing of the customer care function, reduced marketing spend, as well as decreased selling commission expense associated with our recently introduced no-contract product offering.
Second quarter 2012 capital expenditures of $24.0 million related primarily to ongoing maintenance of Clearwire's mobile WiMAX network and the deployment of our LTE network, and was essentially flat as compared to $23.0 million in first quarter 2012, but less than $56.0 million capital expenditures in second quarter 2011.
The company ended second quarter 2012 with cash and investments of approximately $1.2 billion invested primarily in U.S. Treasury securities.

CLEARWIRE CORPORATION
SUMMARY OF FINANCIAL DATA FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three months ended
	Actual						Pro forma (1)		Actual
	June 30,		March 31,		December 31,		June 30,		June 30,
	2012		2012		2011		2011		2011
REVENUES:
Retail revenue	$199,156		$204,810		$197,640		$190,583		$190,583
Wholesale revenue	117,560		117,821		164,082		102,624		131,522
Other revenue	216		8		148		506		506
Total revenues	316,932		322,639		361,870		293,713		322,611
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	224,426		263,790		293,999		433,363		433,363
Selling, general and administrative expense	137,693		142,655		128,502		178,232		178,232
Depreciation and amortization	184,566		177,973		169,962		169,640		169,640
Spectrum lease expense	81,190		79,708		79,556		76,620		76,620
Loss from abandonment of network and other assets	317		80,400		123,000		376,350		376,350
Total operating expenses	628,192		744,526		795,019		1,234,205		1,234,205
OPERATING LOSS	(311,260)		(421,887)		(433,149)		(940,492)		(911,594)

LESS NON-CASH ITEMS:
Non-cash expenses	77,893		66,664		156,308		71,388		71,388
Non-cash write-downs	14,369		139,056		129,358		590,948		590,948
Depreciation and amortization	184,566		177,973		169,962		169,640		169,640
Total non-cash items	276,828		383,693		455,628		831,976		831,976
Adjusted EBITDA	$(34,432)		$(38,194)		$22,479		$(108,516)		$(79,618)
Adjusted EBITDA margin	(11%)		(12%)		6%		(37%)		(25%)

KEY OPERATING METRICS (k for '000's, MM for '000,000's)
Total net subscriber additions	(41	)k	586	k	873	k	1,543	k	1,543	k
Wholesale	(34	)k	537	k	904	k	1,504	k	1,504	k
Retail	(8	)k	49	k	(31	)k	39	k	39	k
Total subscribers	10,957	k	11,000	k	10,414	k	7,648	k	7,648	k
Wholesale(2)	9,625	k	9,659	k	9,122	k	6,360	k	6,360	k
Retail	1,333	k	1,341	k	1,292	k	1,288	k	1,288	k
Retail ARPU	$46.12		$46.83		$46.69		$47.59		$47.59
Churn
Wholesale	3.6%		3.0%		2.9%		1.3%		1.3%
Retail	4.4%		3.7%		3.9%		3.9%		3.9%
Retail CPGA	$226		$242		$259		$313		$313
Capital expenditures	$24MM		$23MM		$23MM		$56MM		$56MM
Domestic 4G covered POPS	134	MM	132	MM	132	MM	132	MM	132	MM
Cash, cash equivalents and investments	$1,210MM		$1,433MM		$1,108MM		$848MM		$848MM

(1) Pro forma revenue includes the impact of approximately $16.1 million of wholesale revenue related to Q1 2011 that was recorded in Q2 2011 and approximately $12.8 million of wholesale revenue recorded in Q2 2011 to settle disputes related to prior usage.

(2) Includes non-launched markets. Based on the terms of the November 2011 Amended MVNO Agreement between Clearwire and Sprint, which provides for unlimited WiMAX service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue.

Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s second quarter 2012 financial results at 4:30 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the company's investor relations website located at http://investors.clearwire.com.
Interested parties can access the conference call by dialing 1-877-392-9886, or from outside the U.S. by dialing 1-707-287-9329, at least five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on July 26, through Thursday, August 2, by calling 1-855-859-2056, or from outside the U.S. by dialing 1-404-537-3406. The passcode for the replay is 97768505.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management's current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management's expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words "will," "would," "may," "should," "estimate," "project," "forecast," "intend," "expect," "believe," "target," "designed," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire's control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•
If our business fails to perform as we expect or if we incur unforeseen expenses in the near term, we may require additional capital to fund our current business. Also, we will need substantial additional capital over the long-term. Such additional capital may not be available on acceptable terms or at all. If we fail to obtain additional capital, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

•
Our current plans and projections are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and the expected timing and costs of deploying LTE on our wireless broadband network.

•
Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with additional wholesale partners for significant new wholesale commitments, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives.

•
We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and/or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•
We plan to deploy LTE on our wireless broadband network, alongside mobile WiMAX, and we will incur significant costs to deploy such technology. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•
We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks, and will be dependent on commercial partners to deliver equipment and devices for our planned LTE network as well.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint owns just less than a majority of our common shares, is our largest shareholder, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire's filings with the Securities and Exchange Commission, including the information under the heading "Risk Factors" in our Annual Report on Form 10-K filed on February 16, 2012, and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.
CONTACTS:
Investor Relations:
Alice Ryder, 425-636-5828
alice.ryder@clearwire.com

Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com

JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$238,542	$891,929
Short-term investments	971,603	215,655
Restricted cash	2,178	1,000
Accounts receivable, net of allowance $4,638 and $5,542	92,661	83,660
Inventory, net	18,320	23,832
Prepaids and other assets	84,399	71,083
Total current assets	1,407,703	1,287,159
Property, plant and equipment, net	2,546,440	3,014,277
Restricted cash	8,528	7,619
Spectrum licenses, net	4,270,531	4,298,254
Other intangible assets, net	32,765	40,850
Other assets	150,080	157,797
Assets of discontinued operations	23,772	36,696
Total assets	$8,439,819	$8,842,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$156,979	$157,172
Other current liabilities	206,350	122,756
Total current liabilities	363,329	279,928
Long-term debt, net	4,243,473	4,019,605
Deferred tax liabilities, net	143,128	152,182
Other long-term liabilities	879,314	719,703
Liabilities of discontinued operations	22,768	25,196
Total liabilities	5,652,012	5,196,614

Stockholders’ equity:
Class A Common Stock, par value $0.0001, 2,000,000 shares authorized; 542,060 and 452,215 shares outstanding	54	45
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 917,116 and 839,703 shares outstanding	91	83
Additional paid-in capital	2,891,678	2,714,634
Accumulated other comprehensive income	2,077	2,793
Accumulated deficit	(1,945,458)	(1,617,826)
Total Clearwire Corporation stockholders’ equity	948,442	1,099,729
Non-controlling interests	1,839,365	2,546,309
Total stockholders’ equity	2,787,807	3,646,038
Total liabilities and stockholders’ equity	$8,439,819	$8,842,652

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	June 30,
	2012	2011

Revenues	$316,932	$322,611
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	224,426	433,363
Selling, general and administrative expense	137,693	178,232
Depreciation and amortization	184,566	169,640
Spectrum lease expense	81,190	76,620
Loss from abandonment of network and other assets	317	376,350
Total operating expenses	628,192	1,234,205
Operating loss	(311,260)	(911,594)
Other income (expense):
Interest income	533	689
Interest expense	(138,656)	(128,617)
Gain on derivative instruments	10,663	115,279
Other income (expense), net	(283)	1,937
Total other expense, net	(127,743)	(10,712)
Loss from continuing operations before income taxes	(439,003)	(922,306)
Income tax benefit (provision)	7,976	(17,464)
Net loss from continuing operations	(431,027)	(939,770)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	287,848	779,245
Net loss from continuing operations attributable to Clearwire Corporation	(143,179)	(160,525)
Net loss from discontinued operations attributable to Clearwire Corporation	(2,630)	(8,213)
Net loss attributable to Clearwire Corporation	$(145,809)	$(168,738)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.28)	$(0.65)
Diluted	$(0.32)	$(0.98)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(0.29)	$(0.68)
Diluted	$(0.33)	$(1.01)

Weighted average Class A common shares outstanding:
Basic	507,927	246,631
Diluted	1,367,196	1,067,592

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Six Months Ended
	June 30,
	2012	2011

Revenues	$639,571	$559,419
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	488,216	673,508
Selling, general and administrative expense	280,348	393,096
Depreciation and amortization	362,539	352,114
Spectrum lease expense	160,898	151,441
Loss from abandonment of network and other assets	80,717	548,212
Total operating expenses	1,372,718	2,118,371
Operating loss	(733,147)	(1,558,952)
Other income (expense):
Interest income	797	1,529
Interest expense	(275,342)	(248,537)
Gain on derivative instruments	5,801	88,498
Other income (expense), net	(13,551)	2,227
Total other expense, net	(282,295)	(156,283)
Loss from continuing operations before income taxes	(1,015,442)	(1,715,235)
Income tax benefit (provision)	23,389	(17,695)
Net loss from continuing operations	(992,053)	(1,732,930)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	666,820	1,355,528
Net loss from continuing operations attributable to Clearwire Corporation	(325,233)	(377,402)
Net loss from discontinued operations attributable to Clearwire Corporation	(2,399)	(18,291)
Net loss attributable to Clearwire Corporation	$(327,632)	$(395,693)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.67)	$(1.53)
Diluted	$(0.75)	$(1.79)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(0.68)	$(1.61)
Diluted	$(0.76)	$(1.87)

Weighted average Class A common shares outstanding:
Basic	483,377	245,516
Diluted	1,332,863	976,166

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss from continuing operations	$(992,053)	$(1,732,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(24,289)	17,047
Non-cash gain on derivative instruments	(5,801)	(88,498)
Accretion of discount on debt	20,167	20,854
Depreciation and amortization	362,539	352,114
Amortization of spectrum leases	26,760	26,748
Non-cash rent expense	104,647	109,619
Loss on property, plant and equipment	153,425	769,273
Other non-cash activities	26,298	12,204
Changes in assets and liabilities:
Inventory	4,463	7,212
Accounts receivable	(19,050)	(16,033)
Prepaids and other assets	645	(3,708)
Prepaid spectrum licenses	(2,283)	(3,942)
Deferred revenue	155,406	61,352
Accounts payable and other liabilities	4,628	(83,994)
Net cash used in operating activities of continuing operations	(184,498)	(552,682)
Net cash provided by (used in) operating activities of discontinued operations	4,237	(16,268)
Net cash used in operating activities	(180,261)	(568,950)
Cash flows from investing activities:
Payments to acquire property, plant and equipment	(47,540)	(335,212)
Purchases of available-for-sale investments	(1,247,147)	(857,035)
Disposition of available-for-sale investments	492,953	607,222
Other investing activities	(4,918)	20,868
Net cash used in investing activities of continuing operations	(806,652)	(564,157)
Net cash provided by (used in) investing activities of discontinued operations	59	(2,533)
Net cash used in investing activities	(806,593)	(566,690)
Cash flows from financing activities:
Principal payments on long-term debt	(12,867)	(17,439)
Proceeds from issuance of long-term debt	300,000	—
Debt financing fees	(6,205)	(1,148)
Proceeds from issuance of common stock	58,468	3,619
Net cash provided by (used in) financing activities of continuing operations	339,396	(14,968)
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by (used in) financing activities	339,396	(14,968)
Effect of foreign currency exchange rates on cash and cash equivalents	(1,633)	(2,533)
Net decrease in cash and cash equivalents	(649,091)	(1,153,141)
Cash and cash equivalents:
Beginning of period	893,744	1,233,562
End of period	244,653	80,421
Less: cash and cash equivalents of discontinued operations at end of period	6,111	1,656
Cash and cash equivalents of continuing operations at end of period	$238,542	$78,765

Definitions of Terms and Reconciliations of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain non-GAAP financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	(Unaudited)
	Actual			Pro forma	Actual
	June 30,	March 31,	December 31,	June 30,	June 30,
	2012	2012	2011	2011	2011
(in thousands)
Operating loss	$(311,260)	$(421,887)	$(433,149)	$(940,492)	$(911,594)

Non-cash expenses:
Spectrum lease expense	32,341	36,415	37,228	28,519	28,519
Building and network related rents*	38,468	24,183	113,612	37,965	37,965
Stock compensation and other*	7,084	6,066	5,468	4,904	4,904
Non-cash expenses	77,893	66,664	156,308	71,388	71,388

Non-cash write-downs:
Loss from abandonment of network and other assets	317	80,400	123,000	376,350	376,350
Network equipment reserves and other write-downs*	14,052	58,656	6,358	214,598	214,598
Non-cash write-downs	14,369	139,056	129,358	590,948	590,948

Depreciation and amortization	184,566	177,973	169,962	169,640	169,640

Adjusted EBITDA	$(34,432)	$(38,194)	$22,479	$(108,516)	$(79,618)

*Amounts included in COGS and SG&A.
In a capital-intensive industry, management believes Adjusted EBITDA to be a meaningful measure of the company’s operating performance. The company provides this non-GAAP measure as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, share-based compensation and non-cash write-downs. Because this non-GAAP measure facilitates internal comparisons of the company’s historical operating performance, management also uses this non-GAAP measure for business planning purposes and in measuring the company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the company’s financial performance over time and to compare the company’s financial performance with that of other companies in the industry.
(2) Retail ARPU (Average Revenue Per User) is total revenue less wholesale revenue, the revenue generated from the sales of devices, shipping revenue, and other revenue; divided by the weighted average number of retail subscribers in the period, divided by the number of months in the period.
Management uses retail ARPU to identify average revenue per customer, to track changes in average retail customer revenues over time, to help evaluate how changes in the business, including changes in the company’s service offerings and fees, affect average retail revenue per customer, and to assist in forecasting future service retail revenue. In addition, retail ARPU provides management with a useful measure to compare the company’s customer retail revenue to that of other wireless communications providers. The company believes investors use retail ARPU primarily as a tool to track changes in the company’s average retail revenue per customer and to compare Clearwire’s per retail customer service revenues to those of other wireless communications providers.

	Three months ended
	(unaudited)
	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
(in thousands)
Retail ARPU
Total revenues	$316,932	$322,639	$361,870	$322,611
Wholesale revenue	(117,560)	(117,821)	(164,082)	(131,522)
Device and other revenue	(14,694)	(20,718)	(14,540)	(9,509)
Retail ARPU revenue	184,678	184,100	183,248	181,580

Average retail customers	1,335	1,310	1,308	1,272
Months in period	3	3	3	3
Retail ARPU	$46.12	$46.83	$46.69	$47.59

(3) Pro Forma Reconciliation
The unaudited pro forma condensed consolidated statements of operations that follow are presented for informational purposes only and should not be taken as representative of the future consolidated results of operations of the company. Management believes the unaudited pro forma condensed consolidated statements of operations are useful because they more accurately reflect the revenue-generating activities during the relevant periods and facilitate period to period comparisons of the company’s operating performance.
The following unaudited pro forma condensed consolidated statements of operations for the three months ended June 30, 2011 were prepared using the unaudited condensed consolidated statement of operations of Clearwire for the three months ended June 30, 2011. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the separate historical financial statements and accompanying notes thereto.
The pricing provisions in the April 2011 Sprint agreement were applicable as of January 1, 2011. However, in accordance with GAAP applicable to revenue recognition, Clearwire’s first quarter 2011 results did not reflect additional revenues due to the company as a result of the amendments contained in the Sprint wholesale amendments being signed subsequent to the end of the period. As such, during second quarter 2011, Clearwire recognized revenue of approximately $16.1 million attributable to services provided in first quarter 2011.
On April 27, 2011 Clearwire received a cash payment of $28.2 million settlement amount in accordance with the Sprint wholesale amendments. In the second quarter of 2011, in addition to revenues earned during the second quarter, the company recorded the $16.1 million of revenue attributable to services provided in the first quarter, and $12.8 million of the $28.2 million of cash received related to services provided in periods prior to December 31, 2010.
Had the Sprint wholesale amendments been in effect as of March 31, 2011, and the portion of the settlement related to prior periods been recorded in the attributable service periods, Clearwire's pro forma revenues for the second quarter of 2011 would have decreased by $28.9 million and the pro forma net loss from continuing operations attributable to Clearwire Corporation would have increased by $6.5 million or $0.03 per basic share.
The following table reconciles as reported results to the pro forma results for the three months ended June 30, 2011 (in thousands):

	Three Months Ended June 30, 2011
	(Unaudited)
	Amounts as reported	Adjustments (1)	Pro forma amounts
Revenues:
Retail revenue	$190,583	$—	$190,583
Wholesale revenue	131,522	(28,898)	102,624
Other revenue	506	—	506
Total revenues	322,611	(28,898)	293,713
Total expenses	(1,262,381)		(1,262,381)
Net loss from continuing operations	(939,770)	(28,898)	(968,668)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	779,245	22,382	801,627
Net loss from continuing operations attributable to Clearwire Corporation	(160,525)	(6,516)	(167,041)
Net loss from discontinued operations attributable to Clearwire Corporation	(8,213)	—	(8,213)
Net loss attributable to Clearwire Corporation	$(168,738)	$(6,516)	$(175,254)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.65)		$(0.68)
Diluted	$(0.98)		$(1.00)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.68)		$(0.71)
Diluted	$(1.01)		$(1.03)

(1) Pro forma revenue includes the impact of approximately $16.1 million of wholesale revenue related to Q1 2011 that was recorded in Q2 2011 and approximately $12.8 million of wholesale revenue recorded in Q2 2011 to settle disputes related to prior usage.

(4) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the company's gross customer additions and therefore not included in any of the churn calculations. Wholesale churn is calculated as the wholesale subscriber deactivations during the reporting period divided by the weighted average wholesale subscriber base for the period divided by the number of months in the period. Retail churn is calculated as the retail subscriber deactivations during the reporting period divided by the weighted average retail subscriber base for the period divided by the number of months in the period. Management uses churn to measure retention of the company's subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The company believes investors use churn primarily as a tool to track changes in the company's customer retention. Other companies may calculate this measure differently.

(5) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs, less general and administrative costs and acquired businesses costs (costs from entities that were acquired by Clearwire's predecessor entity) plus device equipment subsidies, divided by gross retail customer additions in the period.

	Three months ended
	(Unaudited)
	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
(in thousands)
Retail CPGA
Selling, general and administrative	$137,693	$142,655	$128,502	$178,232
G&A and other	(99,719)	(95,143)	(96,469)	(120,033)
Total selling expense	37,974	47,512	32,033	58,199

Total gross adds	168	196	124	186
Total retail CPGA	$226	$242	$259	$313

Management uses retail CPGA to measure the efficiency of the company's customer acquisition efforts, to track changes in Clearwire's average cost of acquiring new subscribers over time, and to help evaluate how changes in the company's sales and distribution strategies affect the cost-efficiency of the company's customer acquisition efforts. Clearwire believes investors use retail CPGA primarily as a tool to track changes in the company's average cost of acquiring new subscribers.